Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS Results

for the fourth QUARTER and full year of 2021

—Reports Fourth Quarter Earnings of $2.33 per Diluted Share—

SANTA ANA, Calif., Feb. 10, 2022 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the fourth quarter ended Dec. 31, 2021.

Current Quarter Highlights

•	Total revenue of $2.4 billion, up 10 percent compared with last year
-	Title agent premiums up 20 percent to $1.0 billion
-	Title direct premium and escrow fees up 11 percent to $862 million
-	Commercial title revenues up 66 percent to $377 million
•	Net investment gains of $7 million, or 5 cents per diluted share
•	Title Insurance and Services segment pretax margin of 16.3 percent
-	15.3 percent excluding net investment gains
•	Specialty Insurance segment pretax margin of 9.2 percent including a pretax loss of $6 million in the company’s property and casualty business
•	Repurchased 270,400 shares for a total of $20 million at an average price of $74.38
•	Debt-to-capital ratio of 27.4 percent, or 22.2 percent excluding secured financings payable of $538 million

Full Year 2021 Highlights

•	Total revenue a record $9.2 billion, up 30 percent compared with last year
-	Title agent premiums up 36 percent to a record $3.8 billion
-	Total direct premium and escrow fees up 20 percent to a record $3.6 billion
-	Commercial title revenues up 61 percent to a record $1.0 billion
•	Title Insurance and Services segment record pretax margin of 16.3 percent
-	15.6 percent excluding net investment gains
•	Specialty Insurance segment pretax margin of 6.7 percent
-	The property and casualty business reduced policies-in-force by 71 percent during the year and the wind-down remains on track for completion in third quarter 2022
•	Cash flow from operations a record $1.2 billion, up 12 percent compared with last year
•	Venture portfolio year-end carrying value of $673 million, including unrealized gains of $355 million
•	Return on equity a record 23.2 percent
•	Closed acquisition of ServiceMac, a residential mortgage subservicing company
•	Expanded geographic coverage of title plants to 1,600 counties
•	Repurchased 1.7 million shares for a total of $99 million at an average price of $58.05
•	Raised the common stock dividend by 11 percent to an annual rate of $2.04 per share
•	Named to the Fortune 100 Best Companies to Work For® list for the sixth consecutive year

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Total revenue	$2,373	$2,151	$9,221	$7,086
Income before taxes	$333	$382	$1,642	$923

Net income	$260	$280	$1,241	$696
Net income per diluted share	$2.33	$2.49	$11.14	$6.16

Total revenue for the fourth quarter of 2021 was $2.4 billion, an increase of 10 percent relative to the fourth quarter of 2020. Net income in the current quarter was $260 million, or $2.33 per diluted share, compared with net income of $280 million, or $2.49 per diluted share, in the fourth quarter of 2020. Net investment gains in the current quarter were $7 million, or 5 cents per diluted share, compared with net investment gains of $56 million, or 38 cents per diluted share, in the fourth quarter of last year.

Total revenue for the full year of 2021 was $9.2 billion, up 30 percent compared with the prior year. Net income was $1.2 billion, or $11.14 per diluted share, compared with net income of $696 million, or $6.16 per diluted share, in 2020. Net investment gains were $436 million, or $2.98 per diluted share, compared with net investment gains of $105 million, or 71 cents per diluted share last year. In 2020, the company also recorded a pretax impairment of $54.9 million, or 45 cents per diluted share, related to the property and casualty insurance business within the Specialty Insurance segment.

“The company’s fourth quarter performance marked a strong finish to a record year in 2021,” said Ken DeGiorgio, chief executive officer at First American Financial Corporation. “The sustained commitment of our people allowed us to take full advantage of strong market conditions. We achieved revenue growth of 30 percent to $9.2 billion, and delivered a pretax title margin of 16.3 percent, both setting new annual records for the company.

“During the year, we accelerated our innovation efforts by expanding our data capabilities and developing next-generation tools to digitize the closing process. The company expanded the geographic coverage of its title plants to 1,600 counties, significantly enhancing our data assets and strengthening our industry-leading platform to support title automation initiatives in the years ahead.

“Consistent with our commitment to return capital to shareholders, the company increased its common stock dividend by 11 percent to an annual rate of $2.04 per share and repurchased 1.7 million shares totaling $100 million. For the year, we delivered a total return to shareholders of 56.2 percent.”

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	December 31,
	2021	2020
Total revenues	$2,267	$2,000

Income before taxes	$369	$377
Pretax margin	16.3%	18.9%

Title open orders(1)	263,500	354,600
Title closed orders(1)	239,300	295,100

U.S. Commercial
Total revenues	$377	$227
Open orders	33,400	32,100
Closed orders	23,500	19,400
Average revenue per order	$16,100	$11,700
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the fourth quarter were $2.3 billion, up 13 percent compared with the same quarter of 2020. Direct premiums and escrow fees were up 11 percent compared with the fourth quarter of 2020, driven by a 36 percent increase in the average revenue per direct title order closed that was partially offset by a 19 percent decline in the number of direct title orders closed. The average revenue per direct title order climbed to $3,339, primarily attributable to an increase in the average deal size in our commercial business and the impact of strong home price appreciation on residential purchase transactions. In addition, the shift in the order mix from lower-premium residential refinance transactions to higher-premium commercial and purchase transactions also impacted the average revenue per order. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 20 percent in the current quarter as compared with last year.

Information and other revenues were $322 million during the quarter, up 15 percent compared with the same quarter of last year, primarily due to the recently completed acquisition of ServiceMac and higher demand for the company’s loss mitigation products.

Investment income was $49 million in the fourth quarter, down $4 million, or 8 percent. The decline was primarily due to lower interest income from the company’s warehouse lending business and escrow and other cash balances, significantly offset by an increase in interest income from higher balances in the company’s investment portfolio. Net investment gains totaled $26 million in the current quarter, compared with gains of $51 million in the fourth quarter of 2020, primarily due to the change in the fair value of equity securities for both periods.

Personnel costs were $612 million in the fourth quarter, an increase of $97 million, or 19 percent, compared with the same quarter of 2020. This increase was primarily attributable to higher salary expense due to an increase in the number of employees, higher incentive compensation driven by growth in revenues and profitability, and higher employee benefit costs.

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

Other operating expenses were $337 million in the fourth quarter, up $36 million, or 12 percent, compared with the fourth quarter of 2020. The increase was primarily due to higher software expense, production-related costs, and professional services.

The provision for policy losses and other claims was $75 million in the fourth quarter, or 4.0 percent of title premiums and escrow fees, a decrease from a 5.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year with no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $39 million in the fourth quarter, up $3 million, or 8 percent, compared with the same period last year, primarily due to higher amortization of intangible assets related to recent acquisitions.

Pretax income for the Title Insurance and Services segment was $369 million in the fourth quarter, compared with $377 million in the fourth quarter of 2020. Pretax margin was 16.3 percent in the current quarter, compared with 18.9 percent last year. Excluding the impact of net investment gains, the pretax margin was 15.3 percent this year, compared with 16.7 percent last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	December 31,
	2021	2020
Total revenues	$120	$141

Income before taxes	$11	$27
Pretax margin	9.2%	19.1%

Total revenues for the Specialty Insurance segment were $120 million in the fourth quarter of 2021, a decline of 15 percent compared with the fourth quarter of 2020. Pretax income for the segment was $11 million, compared with $27 million last year that included the benefit of an $18 million reversal of a portion of an impairment taken earlier in 2020 related to the wind-down of the property and casualty business.

Home warranty revenues were up 1 percent this quarter to $104 million. The loss rate was 52.0 percent, compared with 50.5 percent last year, due to higher average cost per claim, partly offset by a decline in the number of claims. Home warranty’s pretax income was $17 million, compared with $21 million last year.

The wind-down of the property and casualty business remains on track for completion in the third quarter of 2022. At the close of the fourth quarter, policies-in-force had declined by 71 percent since the beginning of the year. The property and casualty business ended the quarter with a pretax loss of $6 million.

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

Teleconference/Webcast

First American’s fourth quarter 2021 results will be discussed in more detail on Thursday, February 10, 2022, at 11 a.m. EST, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through February 24, 2022, by dialing 201-612-7415 and using the conference ID 13726034. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $9.2 billion in 2021, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2021, First American was named to the Fortune 100 Best Companies to Work For® list for the sixth consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Presentation Change

Beginning in the fourth quarter of 2021, certain previously reported amounts have been updated to conform to our current practice of rounding to millions.

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework or use of models; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; failures to recruit and retain qualified personnel; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Because not all companies use identical calculations, the presentation of these non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in millions, except per share amounts and title orders, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Total revenues	$2,373	$2,151	$9,221	$7,086

Income before income taxes	$333	$382	$1,642	$923
Income tax expense	72	101	393	223
Net income	261	281	1,249	700
Less: Net income attributable to noncontrolling interests	1	1	8	4
Net income attributable to the Company	$260	$280	$1,241	$696

Net income per share attributable to stockholders:
Basic	$2.35	$2.50	$11.18	$6.18
Diluted	$2.33	$2.49	$11.14	$6.16

Cash dividends declared per share	$0.51	$0.46	$1.94	$1.78

Weighted average common shares outstanding:
Basic	110.8	112.2	111.0	112.7
Diluted	111.4	112.5	111.4	113.0

Selected Title Insurance Segment Information
Title orders opened(1)	263,500	354,600	1,275,000	1,470,900
Title orders closed(1)	239,300	295,100	1,050,700	1,043,800
Paid title claims	$47	$43	$154	$164

(1) U.S. direct title insurance orders only.

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in millions, unaudited)

	December 31,	December 31,
	2021	2020
Cash and cash equivalents	$1,228	$1,275
Investments	10,596	7,151
Goodwill and other intangible assets, net	1,806	1,573
Total assets	16,451	12,796
Reserve for claim losses	1,284	1,178
Notes and contracts payable	1,648	1,011
Total stockholders’ equity	$5,767	$4,910

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Three Months Ended		Title	Specialty	Corporate
December 31, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$974	$862	$112	$—
Agent premiums	1,008	1,008	—	—
Information and other	325	322	3	—
Net investment income	59	49	1	9
Net investment gains (losses)	7	26	4	(23)
	2,373	2,267	120	(14)
Expenses
Personnel costs	642	612	21	9
Premiums retained by agents	803	803	—	—
Other operating expenses	364	337	18	9
Provision for policy losses and other claims	143	75	68	—
Depreciation and amortization	40	39	1	—
Impairment losses on exit of business	—	—	—	—
Premium taxes	28	27	1	—
Interest	20	5	—	15
	2,040	1,898	109	33
Income (loss) before income taxes	$333	$369	$11	$(47)

Three Months Ended		Title	Specialty	Corporate
December 31, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$907	$777	$130	$—
Agent premiums	839	839	—	—
Information and other	284	280	4	—
Net investment income	65	53	2	10
Net investment gains	56	51	5	—
	2,151	2,000	141	10
Expenses
Personnel costs	549	515	22	12
Premiums retained by agents	663	663	—	—
Other operating expenses	332	301	21	10
Provision for policy losses and other claims	166	81	85	—
Depreciation and amortization	38	36	2	—
Impairment losses on exit of business	(18)	—	(18)	—
Premium taxes	24	22	2	—
Interest	15	5	—	10
	1,769	1,623	114	32
Income (loss) before income taxes	$382	$377	$27	$(22)

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Year Ended		Title	Specialty	Corporate
December 31, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$3,598	$3,100	$498	$—
Agent premiums	3,757	3,757	—	—
Information and other	1,215	1,203	13	(1)
Net investment income	215	188	7	20
Net investment gains	436	72	23	341
	9,221	8,320	541	360
Expenses
Personnel costs	2,350	2,235	90	25
Premiums retained by agents	2,987	2,987	—	—
Other operating expenses	1,323	1,198	89	36
Provision for policy losses and other claims	589	275	314	—
Depreciation and amortization	158	152	6	—
Impairment losses on exit of business	—	—	—	—
Premium taxes	100	94	6	—
Interest	72	21	—	51
	7,579	6,962	505	112
Income before income taxes	$1,642	$1,358	$36	$248

Year Ended		Title	Specialty	Corporate
December 31, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,988	$2,490	$498	$—
Agent premiums	2,759	2,759	—	—
Information and other	1,013	1,001	13	(1)
Net investment income	221	199	9	13
Net investment gains	105	86	12	7
	7,086	6,535	532	19
Expenses
Personnel costs	1,941	1,834	86	21
Premiums retained by agents	2,184	2,184	—	—
Other operating expenses	1,119	1,000	83	36
Provision for policy losses and other claims	580	263	317	—
Depreciation and amortization	149	141	8	—
Impairment losses on exit of business	55	—	55	—
Premium taxes	78	70	8	—
Interest	57	17	—	40
	6,163	5,509	557	97
Income (loss) before income taxes	$923	$1,026	$(25)	$(78)

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Investment Gains and Losses ("NIG(L)")
(in millions, except margin and per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Consolidated
Total revenues	$2,373	$2,151	$9,221	$7,086
Less: NIG(L)	7	56	436	105
Total revenues excluding NIG(L)	$2,366	$2,095	$8,785	$6,981

Pretax income	$333	$382	$1,642	$923
Less: NIG(L)	7	56	436	105
Pretax income excluding NIG(L)	$326	$326	$1,206	$818

Pretax margin	14.0%	17.8%	17.8%	13.0%
Less: Pretax margin impact of NIG(L)	0.2%	2.2%	4.1%	1.3%
Pretax margin excluding NIG(L)	13.8%	15.6%	13.7%	11.7%

Earnings per diluted share (EPS)	$2.33	$2.49	$11.14	$6.16
Less: EPS impact of NIG(L)	0.05	0.38	2.97	0.71
EPS excluding NIG(L)	$2.28	$2.11	$8.17	$5.45

Title Insurance and Services Segment
Total revenues	$2,267	$2,000	$8,320	$6,535
Less: NIG(L)	26	51	72	86
Total revenues excluding NIG(L)	$2,241	$1,949	$8,248	$6,449

Pretax income	$369	$377	$1,358	$1,026
Less: NIG(L)	26	51	72	86
Pretax income excluding NIG(L)	$343	$326	$1,286	$940

Pretax margin	16.3%	18.9%	16.3%	15.7%
Less: Pretax margin impact of NIG(L)	1.0%	2.2%	0.7%	1.1%
Pretax margin excluding NIG(L)	15.3%	16.7%	15.6%	14.6%

Specialty Insurance Segment
Total revenues	$120	$141	$541	$532
Less: NIG(L)	4	5	23	12
Total revenues excluding NIG(L)	$116	$136	$518	$520

Pretax income	$11	$27	$36	$(25)
Less: NIG(L)	4	5	23	12
Pretax income excluding NIG(L)	$7	$22	$13	$(37)

Pretax margin	9.2%	19.1%	6.7%	(4.7)%
Less: Pretax margin impact of NIG(L)	3.2%	2.9%	4.2%	2.4%
Pretax margin excluding NIG(L)	6.0%	16.2%	2.5%	(7.1)%

Totals may not sum due to rounding.

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Total revenues	$2,267	$2,000	$8,320	$6,535
Less: Net investment gains	26	51	72	86
Net investment income	49	53	188	199
Premiums retained by agents	803	663	2,987	2,184
Net operating revenues	$1,389	$1,233	$5,073	$4,066

Personnel and other operating expenses	$949	$816	$3,433	$2,834
Ratio (% net operating revenues)	68.3%	66.2%	67.7%	69.7%
Ratio (% total revenues)	41.9%	40.8%	41.3%	43.4%

Change in net operating revenues	$156		$1,007
Change in personnel and other operating expenses	133		599
Success Ratio(1)	85%		59%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Fourth Quarter and Full Year 2021 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q421	Q321	Q221	Q121	Q420
Open Orders per Day
Purchase	1,849	2,191	2,381	2,275	1,925
Refinance	1,342	1,771	1,752	2,652	2,923
Refinance as % of residential orders	42%	45%	42%	54%	60%
Commercial	539	540	579	537	509
Default and other	520	479	436	491	273
Total open orders per day	4,250	4,981	5,148	5,954	5,629

Closed Orders per Day
Purchase	1,687	1,782	1,873	1,495	1,740
Refinance	1,299	1,435	1,628	2,506	2,430
Refinance as % of residential orders	44%	45%	47%	63%	58%
Commercial	379	316	315	272	307
Default and other	495	416	420	442	207
Total closed orders per day	3,860	3,948	4,236	4,715	4,684

Average Revenue per Order (ARPO)
Purchase	$3,031	$3,044	$3,001	$2,794	$2,826
Refinance	1,254	1,246	1,260	1,228	1,228
Commercial	16,070	12,993	11,078	9,838	11,703
Default and other	120	179	161	128	55

Total ARPO	$3,339	$2,884	$2,651	$2,118	$2,457

Business Days	62	64	64	61	63

(1) U.S. operations only.

Totals may not sum due to rounding.

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